SCHEDULE 14A
                    Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (AMENDMENT NO.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Applix, Inc.
               ---------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                      N/A
              ----------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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

                                  APPLIX, INC.
                                112 Turnpike Road
                       Westboro, Massachusetts 01581-2831

               Notice of Annual Meeting of Stockholders to be Held
                            on Thursday, May 8, 1997

     The Annual Meeting of Stockholders of Applix, Inc. (the "Company") will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts on Thursday, May 8, 1997 at 10:00 a.m., local time, to consider and act upon the following matters:

     1. To elect one Class III Director for a term of three years.

     2. To approve an amendment to the Company's 1994 Equity Incentive Plan, providing for an increase from 2,040,157 to 2,490,157 in the number of shares of Common Stock reserved for issuance thereunder.

     3. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 19, 1997 will be entitled to notice of and to vote at the meeting or any adjournment thereof.


                                         By Order of the Board of Directors,


                                         Patrick J. Rondeau, Clerk

Westboro, Massachusetts
April 9, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                  APPLIX, INC.
                                112 Turnpike Road
                       Westboro, Massachusetts 01581-2831


                                 PROXY STATEMENT

              for the Annual Meeting of Stockholders on May 8, 1997


                                  INTRODUCTION

General Information

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Applix, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 8, 1997, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Clerk of the Company or by voting in person at the Annual Meeting.

     The Company's Annual Report for the fiscal year ended December 31, 1996 is being mailed to stockholders, along with these proxy materials, on or about April 11, 1997.

     The share numbers presented in this Proxy Statement have been adjusted to give effect to the two-for-one split of the Common Stock effected in the form of a stock dividend on December 26, 1995.

Quorum Requirement

     At the close of business on March 19, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 9,948,538 shares of Common Stock of the Company, constituting all of the outstanding voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

     The holders of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Votes Required

     The affirmative vote of the holders of a plurality of the votes cast by the holders of Common Stock is required for the election of directors. The affirmative vote of the holders of a majority of the votes represented by the shares of Common Stock present and voting on the matter is required for the approval of the amendment to the 1994 Equity Incentive Plan and the ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by a broker or nominee who indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will not be voted in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast on that matter (such as the election of the Class III Director, the approval of the amendment to the 1994 Equity Incentive Plan and the ratification of the selection of independent auditors).

Beneficial Ownership of Voting Stock

     The following table sets forth the beneficial ownership of the Company's Common Stock as of December 31, 1996 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each director, (iii) by each of the executive officers named in the Summary Compensation Table set forth below (the "Named Executive Officers"), and (iv) by all directors and executive officers as of December 31, 1996 as a group:

                                      Number of Share      Percentage of
                                       Beneficially         Outstanding
                                          Owned (1)       Common Stock (2)
                                      ---------------     ----------------
5% Stockholders
Pilgrim, Baxter & Associates(3)          1,072,200             10.8%
  1255 Drummers Lane
  Wayne, PA  19087

Equitable Companies
  Incorporated(4)                          871,000              8.8%
  787 Seventh Avenue
  New York, NY 10019

Dawson-Samberg Capital
  Management, Inc.(5)                      671,949              6.8%
  354 Pequot Ave.
  Southport, CT  06490

Directors
Jitendra S. Saxena(6)                      287,948              2.9%

Richard J. Davis(7)                         89,068               *

Paul J. Ferri(8)                            17,672               *

Alain J. Hanover(9)                          6,000               *

David C. Mahoney(10)                         7,666               *

Other Executive Officers
Barry Zane(11)                              52,394               *

Patrick J. Scannell, Jr.(12)                49,066               *

Craig Cervo(13)                             30,866               *

All directors and executive
  officers as a group
  (8 persons)(14)                          540,680             5.3%
--------------------
* Less than 1%


(1) Each person has sole investment and voting power with respect to the shares indicated as beneficially owned, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. In accordance with Securities and Exchange Commission ("SEC") rules, each person listed is deemed to beneficially own any shares issuable upon the exercise of stock options held by him or her that are currently exercisable or exercisable within 60 days after December 31, 1996; and any reference in these footnotes to options refers only to such options.

(2) Number of shares deemed outstanding includes 9,904,294 shares outstanding as of December 31, 1996, plus any shares subject to outstanding stock options held by the person in question.

(3)  Based on information supplied to the Company by Pilgrim, Baxter &
     Associates.

(4) Based on a Schedule 13G filed with the SEC by Equitable Companies Incorporated. Comprised of 4,200 shares held by The Equitable Life Assurance Society of the United States and 866,800 shares held by Alliance Capital Management L.P., both of which are subsidiaries of the Equitable Companies Incorporated.

(5)  Based on a Schedule 13G filed with the SEC by Dawson-Samberg Capital.

(6)  Includes 59,934 shares subject to stock options.

(7)  Includes of 41,400 shares subject to stock options.

(8)  Includes 10,666 shares subject to stock options.

(9)  Includes 4,000 shares subject to stock options.

(10) Comprised of 7,666 shares subject to stock options.

(11) Includes 46,394 shares subject to stock options.

(12) Comprised of 49,066 shares subject to stock options.

(13) Comprised of 30,866 shares subject to stock options.

(14) Includes a total of 249,992 shares subject to stock options.


                              ELECTION OF DIRECTORS


     The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two Class I Directors, whose terms expire at the 1998 Annual Meeting of Stockholders, two Class II Directors, whose terms expire at the 1999 Annual Meeting of Stockholders, and one Class III Director, whose term expires at this Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).

     The persons named in the enclosed proxy will vote to elect David C. Mahoney as a Class III Director, unless authority to vote for the election of the nominee is withheld by marking the proxy to that effect. Mr. Mahoney is currently a Class III Director of the Company. The nominee has indicated his willingness to serve, if elected, but if he should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.

     Set forth below are the names and certain information with respect to each director of the Company, including the nominee for Class III Director.

Nominee for Class III Director (holding office for a term expiring at this Annual Meeting; nominated for a term expiring at the 2000 Annual Meeting):

     Mr. Mahoney, age 51, has been a director of the Company since October 1992. He has been Chairman of the Board and Chief Executive Officer of Banyan Systems, Inc., a networking software company, since 1983.

Class I  Directors  (holding  office  for a term  expiring  at the  1998  Annual
Meeting):

     Mr. Ferri, age 58, has been a director of the Company since its inception in 1983. He has been the managing general partner of Matrix Partners, a venture capital firm, since 1980. Mr. Ferri also serves as a director of Stratus Computer Inc., BancTec, Inc., Cascade Communications Corp., TechForce Corp. and VideoServer, Inc.

     Mr. Saxena, age 51, is a founder of the Company and has been President, Chief Executive Officer and a director of the Company since its inception in 1983. Mr. Saxena also served as Treasurer of the Company from April 1991 to April 1993.

Class II Directors (holding office for a term expiring at the 1999 Annual Meeting):

     Mr. Davis, age 53, has been a director of the Company since March 1989. He is currently President and Chief Executive Officer of Nabnasset Corporation, a developer of computer telephony integration solution. Mr. Davis joined the Company as Executive Vice President, Customer Operations in January 1989 and served as Executive Vice President, Sales and Marketing from October 1994 until March 1997.

     Mr. Hanover, age 48, has been a director of the Company since July 1992. He has been Chairman of the Board of Directors of Viewlogic Systems, Inc., an engineering software company, since 1984, serving as that company's Chief Executive Officer from 1984 until 1997.

Board and Committee Meetings

     The Company has a standing Audit Committee of the Board of Directors, which is responsible for reviewing financial reports, accounting procedures and the scope and results of the annual audit of the Company's financial statements. The Audit Committee did not meet during 1996. The current members of the Audit Committee are Messrs. Saxena, Ferri and Hanover.

     The Company has a standing Compensation Committee of the Board of Directors, which is responsible for reviewing compensation issues and making decisions concerning the compensation (including stock option grants) of the Company's executive officers. The Compensation Committee did not meet during 1996. The current members of the Compensation Committee are Messrs. Ferri and Mahoney.

     The Board of Directors met eight times during 1996. Each director, with the exception of Mr. Mahoney, attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served.

Compensation of Directors

     Directors of the Company do not receive compensation for their services as directors, but outside directors are reimbursed for expenses incurred in connection with attendance at Board of Directors meetings. The Company may in the future adopt a compensation policy for outside directors.

     Each director of the Company who is not an employee of the Company is eligible to receive options pursuant to the 1996 Director Stock Option Plan (the "1996 Director Plan"). Pursuant to the 1996 Director Plan, (i) each outside director received an option to purchase 2,500 shares of Common Stock on May 10, 1996 the date of approval of the 1996 Director Plan by the stockholders of the Company, (ii) each non-employee director initially elected to the Board in the future will receive an option to purchase 5,000 shares of Common Stock upon such director's initial election to the Board and (iii) each outside director received an option to purchase 2,500 shares of Common Stock on February 15, 1997 and will receive an option to purchase 2,500 shares of Common Stock on February 15 of each subsequent year. Such options shall have an exercise price equal to the fair market value of the Common Stock on the date of grant, shall become exercisable on the first anniversary of the date of grant, provided the optionee continues to serve as a director of the Company, and shall expire seven years from the date of grant (or upon an earlier change in control of the Company).

Executive Compensation

Summary Compensation

     The following Summary Compensation Table sets forth certain information concerning the compensation for each of the last three fiscal years of the Named Executive Officers as of December 31, 1996.

                                                                   Long-Term
                                                                 Compensation
                                                                    Awards(2)
                                                                   ---------
                                                                     Number
                                                                   of Shares
                                         Annual Compensation(1)    Underlying
     Name and                 Fiscal     ----------------------      Stock
Principal Position             Year       Salary      Bonus       Options(3)
------------------             -----     ---------  ---------     -----------
Jitendra S. Saxena             1996      $195,000    $202,832              0
President and Chief            1995      $182,000    $158,687        242,000
 Executive Officer             1994      $173,250    $ 90,585         40,000

Richard J. Davis               1996      $190,000    $148,744              0
Executive Vice President,      1995      $177,000    $111,081        148,000
 Sales and Marketing           1994      $168,000    $ 67,939         10,000

Craig Cervo                    1996      $136,000    $ 67,611              0
Vice President, Product        1995      $127,000    $ 63,475         76,000
 Development                   1994      $120,750    $ 28,308         10,000

Patrick J. Scannell, Jr.       1996      $136,000    $ 67,611              0
 Executive Vice President,     1995      $127,000    $ 63,475         76,000
 Finance and Administration,   1994      $120,750    $ 28,308         10,000
 Chief Financial Officer
 and Treasurer

Barry M. Zane                  1996      $136,000    $ 67,611              0
 Vice President,               1995      $127,000    $ 31,737         76,000
 Technology                    1994      $120,750    $ 16,985         30,000
-----------------

(1) Other compensation in the form of perquisites and other personal benefits has been omitted, in accordance with the rules of the SEC, as the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for each executive officer in each fiscal year covered.

(2) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during any fiscal year covered.

(3) The option grants to executive officers for 1995 include grants in January 1995, intended to comprise part of the executive officers' overall compensation package for 1995, and grants in December 1995, intended to comprise part of the executive officers' overall compensation package for 1996.

Option Exercises and Holdings

     The following table sets forth certain information concerning each exercise of a stock option during 1996 by the Company's executive officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1996.

                                                            Number of
                                                             Shares                 Value
                                                           Underlying          of Unexercised
                                                           Unexercised          In-the-Money
                             Number of                  Options at Fiscal     Options at Fiscal
                              Shares                        Year-End             Year-End(2)
                             Acquired                     -------------        --------------
                               on           Value          Exercisable/         Exercisable/
  Name                       Exercise     Realized(1)     Unexercisable        Unexercisable
-------                      --------     -----------     -------------        -------------
Jitendra S. Saxena           45,064       $1,487,807     25,068/234,533      $176,600/$2,242,660

Richard J. Davis            127,668       $3,623,167     23,600/130,400      $189,216/$1,208,129

Craig Cervo                  27,200         $860,909     15,934/88,200       $236,534/$1,055,612

Patrick J. Scannell, Jr.     15,000         $535,050     40,466/81,868       $672,941/$924,160

Barry M. Zane                30,000         $990,066     32,462/87,404       $500,224/$850,335

----------------------

(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Represents the fair market value of the Common Stock on December 31, 1996 ($21.875), less the option exercise price. Based on the fair market value of the Common Stock on March 10, 1997 ($10.375), the value of unexercised in-the-money options at fiscal year-end (exercisable/unexercisable) were as follows: for Mr. Saxena, $23,278/$568,200; for Mr. Davis, $0/$152,220; for Mr. Cervo,
       $84,476/$313,948; for Mr. Scannell, $246,929/$255,345; and for
       Mr. Zane, $171,271/$261,629.

Compensation Committee Report on Executive Compensation

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which throughout 1996 was comprised of two non-employee directors (Messrs. Ferri and Mahoney). The Committee is responsible for determining the salaries of, establishing bonus programs for, and granting stock options to, the Company's executive officers. In making decisions regarding executive compensation, the Committee receives and considers input from the Company's Chief Executive Officer.

     The Committee has three general goals in determining executive compensation. First, the Committee seeks to provide incentive for, and reward, the attainment of objectives that inure to the benefit of the Company and its stockholders. Second, the Committee seeks to compensate executives in a manner that enables the Company to attract and retain talented executives who can contribute to the success of the Company. Third, the Committee seeks to set the compensation of each executive at a level that it believes is fair, based on both the executive's relative contribution to the Company and the compensation levels of similarly situated executives in comparable companies.

     The Company's executive compensation consists of three principal elements: salary, bonuses and stock option grants.

     In establishing base salaries for executive officers, the Committee considers numerous factors such as the executive's responsibilities, the executive's importance to the Company, the executive's performance in the prior year, historical salary levels of the executive, and the salaries of executives at certain other companies whose business and/or financial situation is similar to that of the Company. To the extent it deems it appropriate, the Committee also considers general economic conditions within the area and within the industry. The base salaries of each of the Company's five executive officers for 1996 represented an approximately 7% increase over their base salaries for 1995.

     The Committee believes that it is important to tie a significant portion of the compensation of executive officers to the attainment of corporate success, thus aligning the objectives and rewards of Company executives with those of the stockholders of the Company. For 1996, the Committee established a bonus program for executive officers that was based entirely on the Company's operating income (except that 50% of Mr. Zane's target bonus was tied to the achievement of certain technological milestones. Under this program, each executive officer was assigned a target bonus, which ranged from $50,000 to $150,000 (in the case of Mr. Saxena). If the Company's operating income for 1996 was 75% or less than the net income in the Company's 1996 operating plan, no bonus would be paid to any executive. If the Company's operating income for 1996 was more than 75% of its targeted operating income, each executive officer would receive such percentage of his target bonus as was equal to the Company's operating income as a percentage of target operating income (e.g., if the Company's operating income was 105% of target operating income, each executive would receive 105% of his target bonus). Based on the Company's reported net income for 1996 (and in the case of Mr. Zane, based in part upon the achievement of certain technological milestones), the executive officers received approximately 135% of their target bonuses.

     The Committee also uses stock options as a significant element of the compensation package of executive officers, because it believes options provide an incentive to executives to maximize stockholder value and because they compensate executives only to the extent that the Company's stockholders receive a return on their investment. Moreover, because options granted to executive officers generally become exercisable over a five-year period and terminate upon or shortly after the termination of the executive's employment with the Company, stock options serve as a means of retaining these executives. In determining the total number of shares of Common Stock to be covered by option grants to executive officers in a given year, the Committee takes into account the number of outstanding shares of Common Stock, the number of shares reserved for issuance under the Company's option plan, recommendations of management concerning option grants to employees below executive level, the Company's projected hiring needs for the coming year and the recent performance of the Company. In making individual stock option grants to executives, the Committee considers the same factors considered in the determination of base salary levels, as well as the stock and option holdings of each executive and the remaining vesting schedule of such executive's options.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), certain executive compensation in excess of $1 million paid to the five most highly-paid executives of the Company will not be deductible by the Company for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the stockholders of the Company. In general, the Company's stock option plans are structured and administered in a manner intended to comply with the performance-based exception to Section 162(m), thus excluding from the Section 162(m) compensation limitation that income recognized by executives pursuant to stock options. The Committee intends to periodically review the potential effect of Section 162(m) and may in the future decide to structure certain other executive compensation programs so that they comply with the performance-based requirements of Section 162(m).

                               Compensation Committee


                               Paul J. Ferri
                               David C. Mahoney

Stock Performance Graph

The following graph compares the cumulative total stockholder return on the Common Stock of the Company between December 9, 1994 (the date the Company's Common Stock commenced public trading) and December 31, 1996 with the cumulative total return of (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S.) (the "Nasdaq Composite Index") and (ii) the Standard and Poor's Computer (Software & Services) Index (the "S&P Computer Index"), over the same period. This graph assumes the investment of $100.00 on December 9, 1994 in the Company's Common Stock, the Nasdaq Composite Index and the S&P Computer Index, and assumes any dividends are reinvested.


                            [Stock Performance Graph]


                                          December 9,         December 30,         December 29,        December 31,
                                             1994                1994                  1995                1996
                                          -----------         ------------         ------------        ------------
APPLIX, INC.                                $100.00           $130.00              $545.00             $438.00

NASDAQ COMPOSITE                            $100.00           $100.00              $142.00             $174.00
  INDEX

S&P COMPUTER                                $100.00           $100.00              $140.00             $218.00
  INDEX


                     PROPOSAL TO APPROVE AN AMENDMENT TO THE
                    1994 EQUITY INCENTIVE PLAN OF THE COMPANY

     The Company's 1994 Equity Incentive Plan (the "Plan") currently authorizes awards of restricted stock and grants of incentive and non-statutory options to employees, officers and employee directors of, and consultants and advisors to, the Company and its subsidiaries to purchase up to 2,040,157 shares of the Company's Common Stock. On March 13, 1997, the Board of Directors of the Company adopted, subject to stockholder approval, an amendment (the "Amendment") to the Plan, providing for an increase from 2,040,157 to 2,490,157 in the number of shares of the Company's Common Stock available for issuance under the Plan. The Board of Directors believes that awards under the Plan, including stock options, have been and will continue to be an important compensation element in attracting and retaining key employees who are expected to contribute to the Company's growth and success. The Board of Directors of the Company believes that the Amendment is in the best interest of the Company and its stockholders, and recommends a vote in favor of this proposal.

Summary of the Plan

     The Plan was adopted by the Company's Board of Directors on April 11, 1994 and approved by its stockholders on May 20, 1994 and will terminate on April 10, 2004, unless earlier terminated according to the terms of the Plan.

     Stock options entitle the optionee to purchase Common Stock from the Company for a specified exercise price during a period specified in the applicable option agreement. Restricted stock awards under the Plan entitle the recipient to purchase Common Stock from the Company under terms which provide for vesting over a period of time and a right of repurchase in favor of the Company of the unvested portion of the Common Stock subject to the award upon the termination of the recipient's employment or other relationship with the Company. As option grants and stock awards under the Plan are discretionary, the Company cannot now determine the number of options to be granted or awards to be made to any particular executive officer, executive officers as a group, or non-executive officers and employees as a group. The maximum number of shares with respect to which options or restricted stock awards may be granted to any employee under the Plan in one calendar year shall not exceed 250,000 shares of Common Stock.

     The Plan is administered by the Compensation Committee of the Board of Directors, which selects the persons to whom restricted stock awards and stock options are granted and determines the number of shares of Common Stock covered by the award or option, its purchase price or exercise price, its vesting schedule and (in the case of stock options) its expiration date.

     As of March 1, 1997, 1,774,597 shares of Common Stock were issuable pursuant to stock options outstanding under the Plan and 152,597 additional shares remained available for future option grants or restricted stock awards under the Plan. The outstanding stock options generally become exercisable over a five-year period, are nontransferable, and expire either seven or ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment with the Company). To date, no restricted stock awards have been made under the Plan. As of March 1, 1997, 353 employees of the Company were eligible to receive options or restricted stock awards under the Plan.

Federal Income Tax Consequences

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Plan and with respect to the sale of Common Stock acquired under the Plan.

     Incentive Stock Options

     In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option may, however, subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.


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

     Nonstatutory Stock Options

     As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises of a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO stock for more than one year prior to the date of the sale.

     Restricted Stock Awards

     A participant will not recognize taxable income upon the grant of a restricted stock award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a
Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary income, for the year in which the award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, the participant will recognize ordinary income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the Common Stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's basis in the Common Stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the award is granted if a Section 83(b) Election is made.

     Other Stock-Based Awards

     The tax consequences associated with any other stock-based award granted under the Plan will vary depending on the specific terms of such award, including, whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, the applicable holding period and the participant's tax basis.

     Tax Consequences to the Company

     The grant of an award under the Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Plan, including as a result of the exercise of a nonstatutory stock option, a Disqualifying Disposition or a
Section 83(b) Election. Any such deduction will be subject to the limitations of
Section 162(m) of the Code. The Company will have a withholding obligation with respect to any ordinary compensation income recognized by participants under the Plan who are employees or otherwise subject to withholding.

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year. Although stockholder approval of the Board of Directors' selection of Coopers & Lybrand





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

L.L.P. is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                  OTHER MATTERS

Matters to be Considered at the Meeting

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for this year's Annual Meeting, at a cost to the Company of approximately $4,000 plus reimbursement of reasonable expenses. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

Stockholder Proposals

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office not later than December 12, 1997 for inclusion in the proxy statement for that meeting.


Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely on its review of copies of reports filed by the directors and executive officers of the Company pursuant to Section 16(a) of the Exchange Act or written representations from certain persons required to file reports under
Section 16(a) of the Exchange Act that no Form 5 filing was required for such person, the Company believes that during 1996 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

                                      By Order of the Board of Directors,


                                  /s/ Patrick J. Rondeau
                                  -----------------------------
                                      Patrick J. Rondeau, Clerk


April 9, 1997

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.




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